NORFOLK SOUTHERN CORPORATION

EXECUTIVE MANAGEMENT INCENTIVE PLAN

AS AMENDED SUBJECT TO STOCKHOLDER APPROVAL

The terms of this amended Plan, as set forth below, are subject to approval by the separate vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at a meeting of the stockholders of the Corporation at which a quorum is present for the proposal.

Section I.    PURPOSE OF THE PLAN

It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan ("Plan") to enhance increased profitability for Norfolk Southern Corporation ("Corporation") by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass financial objectives. The Corporation intends that the Plan comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") and intends that compensation paid under the Plan qualify as performance-based compensation under Code Section 162(m).

Section II.    ADMINISTRATION OF THE PLAN

The Compensation Committee or any other committee of the Board of Directors of Norfolk Southern Corporation which is authorized to determine bonus awards under the Plan ("Committee") shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan. The Committee shall be comprised solely of two or more Outside Directors (as defined in Treasury Regulation § 1.162-27(e)(3)).

No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group. An executive must reside in the United States or Canada in order to participate in the Plan.

Section III.    ESTABLISHMENT OF PERFORMANCE STANDARDS

Within the first 90 days of an incentive year, the Committee shall establish:

A.	The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice President and above,

B.	The bonus level for each Incentive Group for the incentive year, and
C.

The performance standard or standards for the Corporation for the incentive year. The performance standards shall be based on one or more, or any combination, of the following business criteria, selected by the Committee, which may be applied on a corporate, department or division level: earnings measures (including net income, earnings per share, income from continuing operations, income before income taxes, income from railway operations); return measures (including net income divided by total assets, return on shareholder equity, return on average invested capital); cash flow measures (including operating cash flow, free cash flow); productivity measures (including total operating expense per thousand gross ton miles or revenue ton miles, total operating revenue per employee, total operating expense per employee, gross ton miles or revenue ton miles per employee, carloads per employee, revenue ton miles per mile of road operated, total operating expense per carload, revenue ton miles per carload, gross ton miles or revenue ton miles per train hour, percent of loaded-to-total car miles); fair market value of shares of the Corporation's Common Stock; revenue measures; expense measures; operating ratio measures; customer satisfaction measures; working capital measures; cost control measures; economic value added measures; and safety measures. If the Committee establishes performance standards using more than one of the aforesaid business criteria, the Committee shall assign a weighting percentage to each business criterion or combination thereof; the sum of the weighting percentages shall equal 100%.

The Committee may establish performance standards solely with respect to the Corporation's performance without regard to the performance of other Corporations or indices, or by comparison of the Corporation's performance to the performance of a published or special index deemed applicable by the Committee including but not limited to, the Standard & Poor's 500 Stock Index or an index based on a group of comparative companies.

Section IV.    TYPE OF INCENTIVE BONUS

On or before a date which shall not be later than the date that is six months prior to the last day of the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is performance-based compensation, as defined in Code Section 409A, and which shall not be later than the last day of the year prior to the incentive year to which the performance standards established pursuant to Section III apply for any incentive bonus that is not performance-based compensation, as defined in Code Section 409A, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%, 50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Executives' Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year.

Failure on the part of the participant to elect a deferral by the date specified, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

Section V.    BONUS AWARDS

At the end of the incentive year, the Committee shall certify in writing to what extent the performance standards established pursuant to Section III have been achieved during the incentive year and shall determine the Corporate Performance Factor based on such achievement. In determining the Corporate Performance Factor, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing the Corporate Performance Factor shall be excluded, and which would have the effect of increasing the Corporate Performance Factor shall be included, unless the Committee shall determine otherwise.

A participant's bonus award shall be determined by multiplying the Corporate Performance Factor by the participant's bonus level, with the result multiplied by the participant's total salary paid during the incentive year. The bonus award payable to a participant for an incentive year shall not exceed three tenths of one percent (0.3%) of the Corporation's income from railway operations for the incentive year. The Committee may review the performance of any of the Corporation's Covered Employees, as defined in Code Section 162(m), and may, at its discretion, reduce the bonus award of any such Covered Employee between 0% and

100%, based on the individual's performance. The Corporation's chief executive officer may review the performance of any participant who is not a Covered Employee and may, at his discretion, adjust the bonus award of any such participant between 0% and 125%.

If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month or payroll period in which employment terminates but excludes any cash paid with respect to such participant's unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.

Section VI.    NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

Section VII.    AMENDMENT TO AND TERMINATION OF PLAN

Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.